SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                              PURSUANT TO SECTION 13 OR 15(d)
                           OF THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 2000


                                  PACIFIC CAPITAL BANCORP
                   (Exact name of registrant as specified in its charter)



          CALIFORNIA                    0-11113                 95-3673456
  (State or other jurisdiction of (Commission File Number)   (I.R.S. employer
  incorporation or organization)                          identification number)



                            200 East Carrillo Street, Suite 300
                              Santa Barbara, California 93101
                   (Address of principal executive offices and zip code)


             REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 564-6310




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ITEM 5.     OTHER EVENTS.


         Effective June 30, 2000, Pacific Capital Bancorp, Santa Barbara, California (the "Company"), completed its acquisition of all of the outstanding capital stock of Los Robles, Bancorp, the bank holding company for Los Robles Bank, Thousand Oaks, California. The Company acquired Los Robles Bancorp through the statutory merger (the "Merger") of Interim Los Robles, Inc., a wholly owned subsidiary of the Company, with and into Los Robles Bancorp, with Los Robles Bancorp being the surviving corporation in the Merger. The total cash consideration paid by the Company was approximately $32.5 million. The Merger was approved by the shareholders of Los Robles Bancorp at an annual meeting held on June 22, 2000.

         Effective July 3, 2000, Los Robles Bancorp was then merged with and into Pacific Capital Bancorp in a short-form merger. As a result of this short-form merger, Los Robles Bank is currently held as a direct, wholly owned subsidiary of the Company.

         A copy of the Company's press release announcing its completion of the acquisition of Los Robles Bancorp and Los Robles Bank is attached as Exhibit
99.1 to this Current Report and is incorporated herein by this reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Businesses Acquired.

                  Not Applicable.

         (b)      Pro Forma Financial Information.

                  Not Applicable.

         (c)      Exhibits.

                  The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

                 Exhibit No.        Description

                  99.1              Press Release dated July 5, 2000.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PACIFIC CAPITAL BANCORP


Dated: July 7, 2000                       By:

                                          William S. Thomas, Jr, President
                                          and CEO

                                       EXHIBIT INDEX

Exhibit No.       Description

99.1 Press Release of Pacific Capital Bancorp, dated July 5, 2000, announcing completion of acquisition of Los Robles Bancorp and Los Robles Bank

                                   EXHIBIT 99.1

                                    Contact:    Deborah Lewis
                                                (805) 884-6680


                                  PACIFIC CAPITAL BANCORP
                                  COMPLETES ACQUISITION OF
                                   LOS ROBLES BANCORP AND
                                      LOS ROBLES BANK

      Santa Barbara, California, July 5, 2000 - Pacific Capital Bancorp (Nasdaq:SABB)announced today that its acquisition of Thousand Oaks, California-based Los Robles Bancorp (OTC BB:LSRB), parent company of Los Robles Bank, was completed on June 30, 2000.

      The acquisition will be accounted for under the purchase method of accounting for business combinations, and is expected to be accretive to Pacific Capital Bancorp's earnings in the first full year of operations. The total cash consideration paid by Pacific Capital Bancorp was approximately $32.5 million.

      "Los Robles Bank has a demonstrated track record of success in serving its customers, and has repeatedly been voted `best bank in the Conejo Valley,'" said William S. Thomas, Jr., President & CEO of Pacific Capital Bancorp. "We are pleased to welcome this fine organization into the Pacific Capital Bancorp family, and believe there is tremendous potential for new business in this high growth market which we anticipate will be very receptive to the enhanced technological capabilities, additional financial products and services, and higher loan limits that will now be available through our community bank network."

      Los Robles Bank operates three banking offices, one each in Thousand Oaks, Westlake Village, and Camarillo, and has two loan production offices, one in Thousand Oaks and one in Orange County. Santa Barbara Bank & Trust operates 27 offices, 18 of them in Santa Barbara County; with an 11th office planned to open in Goleta in August; and nine in Ventura County, in the communities of Camarillo, Oxnard, Santa Paula, Fillmore, Pt. Hueneme and Ventura.

      Pacific Capital Bancorp, with $3.5 billion in assets, is now a 40-office community-banking network serving customers in six Central Coast counties. In addition to Santa Barbara Bank & Trust and Los Robles Bank, it is also parent to First National Bank of Central California and its affiliate South Valley National Bank. First National maintains branches in Monterey, Salinas (2), Carmel, Watsonville, and Soledad. Offices in Gilroy, Morgan Hill, Hollister and San Juan Bautista operate under the name South Valley National Bank.

      For the quarter ended March 31, 2000, Los Robles Bancorp reported net income of $608,000 and total assets of $161.5 million, and Pacific Capital Bancorp reported earnings of $19.8 million and total assets of $3.5 billion.

      In related news, final approvals are also pending on Pacific Capital Bancorp's acquisition of Hollister, California-based San Benito Bank (OTC BB:SABH), which operates three offices in San Benito County and one in Santa Clara County. The acquisition received shareholder approval June 20, and is expected to close in late July.

      This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan growth, improved credit quality and certain operating efficiencies resulting from the integration of combined operations. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the Pacific Capital Bancorp reports filed with the Securities and Exchange Commission.

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